Exhibit 99.1

IQVIA Reports Third-Quarter 2019 Results

  Third-quarter revenue $2,769 million
  Adjusted EBITDA $593 million
  GAAP Diluted Earnings per Share $0.29; Adjusted Diluted Earnings per Share $1.60
  Technology and Analytics Solutions adds 20 new Orchestrated Customer Engagement (OCE) wins during the third quarter
  R&D Solutions quarterly services net book-to-bill ratio 1.31x; next twelve months revenue from backlog increased to $5.1 billion, representing 10.6 percent year-over-year growth, 13.3 percent excluding pass throughs
  $313 million of share repurchases during the third quarter
  Full-year revenue guidance reaffirmed at mid-point on a constant currency basis
  Mid-point of Adjusted EBITDA and Adjusted Diluted EPS guidance reaffirmed

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--October 30, 2019--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry, today reported financial results for the quarter ended September 30, 2019.

Third-Quarter 2019 Operating Results

Revenue for the third quarter of $2,769 million increased 7.9 percent at constant currency and 6.7 percent on a reported basis, compared to the third quarter of 2018. Technology & Analytics Solutions (TAS) revenue of $1,095 million grew 10.0 percent at constant currency and 8.0 percent reported. Research & Development Solutions (R&DS) revenue of $1,466 million grew 6.8 percent at constant currency, despite the impact from pass throughs of approximately 200 basis points, and 6.1 percent reported. Contract Sales & Medical Solutions (CSMS) revenue of $208 million grew 5.1 percent on both a constant currency and reported basis.

Third-quarter 2019 Adjusted EBITDA was $593 million. GAAP net income was $57 million, and GAAP diluted earnings per share was $0.29. Adjusted Net Income was $318 million and Adjusted Diluted Earnings per Share was $1.60, up 12.7 percent compared to the third quarter of 2018.

“The team delivered another quarter of excellent financial and operational results,” said Ari Bousbib, chairman and CEO of IQVIA. “We continue to see strong momentum in our TAS segment, demonstrated by important OCE wins and a further acceleration of organic revenue growth. In R&DS, we delivered another strong quarter of bookings. In addition, our next twelve months revenue from backlog increased to $5.1 billion in the quarter, which positions us well for continued R&DS revenue acceleration. We are also pleased to see the CSMS turnaround materialize, with very good mid-single-digit growth in the quarter.”

Year-to-Date 2019 Operating Results

Revenue of $8,193 million for the first nine months of 2019 increased 7.9 percent at constant currency and 6.1 percent reported, compared to the first nine months of 2018. TAS revenue of $3,272 million grew 11.4 percent at constant currency and 8.7 percent reported. R&DS revenue of $4,317 million grew 6.5 percent at constant currency and 5.4 percent reported. CSMS revenue of $604 million declined 0.5 percent at constant currency and 2.1 percent reported.

R&DS contracted backlog, including reimbursed expenses, grew 11.6 percent year-over-year to $18.3 billion at September 30, 2019, despite a foreign currency impact. The company expects approximately $5.1 billion of this backlog to convert to revenue in the next twelve months, representing year-over-year growth of 10.6 percent for next twelve months revenue from backlog and 13.3 percent excluding pass throughs. Excluding reimbursed expenses, the third-quarter contracted net book-to-bill ratio was 1.31x. Including reimbursed expenses, the third-quarter net book-to-bill ratio was 1.24x. For the last twelve months ended September 30, 2019, the contracted net book-to-bill ratio was 1.40x excluding reimbursed expenses and 1.36x including reimbursed expenses.

Adjusted EBITDA for the first nine months of 2019 was $1,758 million. GAAP net income was $175 million and GAAP diluted earnings per share was $0.87. Adjusted Net Income was $933 million and Adjusted Diluted Earnings per Share was $4.65, up 14.8 percent compared to the first nine months of 2018.

Financial Position

As of September 30, 2019, cash and cash equivalents were $863 million and debt was $11,542 million, resulting in net debt of $10,679 million. At the end of the third quarter of 2019, IQVIA’s Net Leverage Ratio was 4.6x times trailing twelve month Adjusted EBITDA.

Share Repurchase

During the third quarter of 2019, the company repurchased $313 million of its common stock, including a repurchase of $157 million from certain of IQVIA’s remaining private equity sponsors. IQVIA had approximately $1.6 billion of share repurchase authorization remaining as of September 30, 2019.

Full-Year 2019 Guidance

Guidance ranges for full-year 2019 have been updated. The revenue growth guidance range on a constant currency basis has been narrowed and reaffirmed at the mid-point. Revenue growth guidance on a reported basis has been revised to incorporate an additional 50 basis point adjustment from foreign currency since the company last reported results on July 24, 2019. Full-year 2019 revenue growth is currently expected to be as follows:

	February 2019	July 2019	Updated October 2019
CFx Revenue Growth	5.8% - 7.9%	6.7% - 8.2%	7.3% - 7.7%
FX Impact	~(110 bps)	~(110 bps)	~(160 bps)
AFx Revenue Growth	4.7% - 6.8%	5.6% - 7.1%	5.6% - 6.1%

Full-year revenue on a reported basis is now expected to be in the range of $11,000 million to $11,050 million. Guidance ranges for Adjusted EBITDA and Adjusted Diluted Earnings per Share have been narrowed and reaffirmed at the mid-point. Full-year 2019 Adjusted EBITDA is expected to be between $2,393 million and $2,407 million. Full-year 2019 Adjusted Diluted Earnings per Share is expected to be between $6.30 and $6.40.

This financial guidance assumes foreign currency exchange rates at September 30, 2019 remain in effect for the remainder of the year.

Fourth-Quarter 2019 Guidance

The resulting guidance ranges for the fourth quarter 2019 are as follows:

($ in millions, except per share data)	Guidance	Growth vs. Prior Year
Revenue	$2,807 - $2,857	4.4% - 6.3%
Adjusted EBITDA	$635 - $649	8.9% - 11.3%
Adjusted Diluted EPS	$1.65 - $1.75	10.0% - 16.7%

This financial guidance assumes foreign currency exchange rates at September 30, 2019 remain in effect for the remainder of the year.

Webcast & Conference Call Details

IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its third-quarter 2019 financial results and updated full-year and fourth-quarter 2019 guidance. To participate, please dial 1-800-899-2086 in the United States and Canada or +1-303-223-0118 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the IQVIA website at http://ir.iqvia.com. An archived replay of the webcast will be available online at http://ir.iqvia.com after 1:00 p.m. Eastern Time today.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 65,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year and fourth-quarter 2019 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our full-year and fourth-quarter 2019 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

The Company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc.

IQVIAFIN

Table 1
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$2,769	$2,594	$8,193	$7,724
Costs of revenue, exclusive of depreciation and amortization	1,852	1,678	5,399	5,004
Selling, general and administrative expenses	395	429	1,250	1,273
Depreciation and amortization	299	283	888	847
Restructuring costs	19	23	45	66
Income from operations	204	181	611	534
Interest income	(3)	(2)	(7)	(5)
Interest expense	114	105	338	308
Loss on extinguishment of debt	24	—	24	2
Other expense (income), net	—	27	—	5
Income before income taxes and equity in
earnings of unconsolidated affiliates	69	51	256	224
Income tax (benefit) expense	(1)	(14)	48	29
Income before equity in earnings of
unconsolidated affiliates	70	65	208	195
Equity in earnings of unconsolidated affiliates	(1)	2	(1)	13
Net income	69	67	207	208
Net income attributable to non-controlling interests	(12)	(7)	(32)	(18)
Net income attributable to IQVIA Holdings Inc.	$57	$60	$175	$190
Earnings per share attributable to common stockholders:
Basic	$0.29	$0.30	$0.89	$0.93
Diluted	$0.29	$0.29	$0.87	$0.91
Weighted average common shares outstanding:
Basic	194.5	202.3	195.9	205.2
Diluted	199.0	206.8	200.5	209.6

Table 2
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(preliminary and unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$863	$891
Trade accounts receivable and unbilled services, net	2,514	2,394
Prepaid expenses	150	151
Income taxes receivable	65	69
Investments in debt, equity and other securities	57	47
Other current assets and receivables	346	322
Total current assets	3,995	3,874
Property and equipment, net	451	434
Operating lease right-of-use assets	490	—
Investments in debt, equity and other securities	47	41
Investments in unconsolidated affiliates	96	101
Goodwill	11,919	11,800
Other identifiable intangibles, net	5,546	5,951
Deferred income taxes	108	109
Deposits and other assets	240	239
Total assets	$22,892	$22,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,190	$2,295
Unearned income	954	1,007
Income taxes payable	123	100
Current portion of long-term debt	98	100
Other current liabilities	211	32
Total current liabilities	3,576	3,534
Long-term debt	11,444	10,907
Deferred income taxes	654	736
Operating lease liabilities	393	—
Other liabilities	431	418
Total liabilities	16,498	15,595
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital,
400.0 shares authorized at September 30, 2019 and December 31, 2018,
$0.01 par value, 252.8 and 251.5 shares issued at September 30, 2019 and
December 31, 2018, respectively	10,990	10,901
Retained earnings	981	807
Treasury stock, at cost, 58.8 and 54.0 shares at September 30, 2019 and
December 31, 2018, respectively	(5,464)	(4,770)
Accumulated other comprehensive loss	(376)	(224)
Equity attributable to IQVIA Holdings Inc.’s stockholders	6,131	6,714
Non-controlling interests	263	240
Total stockholders’ equity	6,394	6,954
Total liabilities and stockholders’ equity	$22,892	$22,549

Table 3
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(preliminary and unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Operating activities:
Net income	$207	$208
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	888	847
Amortization of debt issuance costs and discount	10	8
Stock-based compensation	87	78
(Earnings)/Loss from unconsolidated affiliates	1	(13)
Gain on investments, net	—	(3)
Benefit from deferred income taxes	(154)	(183)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	(167)	(219)
Change in other operating assets and liabilities	(38)	114
Net cash provided by operating activities	834	837
Investing activities:
Acquisition of property, equipment and software	(445)	(321)
Acquisition of businesses, net of cash acquired	(461)	(255)
Purchase of marketable securities, net	(2)	(3)
Investments in unconsolidated affiliates, net of payments received	3	(24)
Investments in equity securities	(10)	(23)
Other	5	(6)
Net cash used in investing activities	(910)	(632)
Financing activities:
Proceeds from issuance of debt	1,900	1,631
Payment of debt issuance costs	(47)	(23)
Repayment of debt and principal payments on capital lease obligations	(875)	(707)
Proceeds from revolving credit facility	1,710	1,800
Repayment of revolving credit facility	(1,930)	(2,169)
Proceeds related to employee stock option plans	15	18
Repurchase of common stock	(679)	(801)
Distributions to non-controlling interest, net	(6)	(19)
Contingent consideration and deferred purchase price payments	(21)	(24)
Net cash provided by (used in) financing activities	67	(294)
Effect of foreign currency exchange rate changes on cash	(19)	(43)
Decrease in cash and cash equivalents	(28)	(132)
Cash and cash equivalents at beginning of period	891	959
Cash and cash equivalents at end of period	$863	$827

Table 4
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(in millions)
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Income Attributable to IQVIA Holdings Inc.	$57	$60	$175	$190
(Benefit from) provision for income taxes	(1)	(14)	48	29
Depreciation and amortization	299	283	888	847
Interest expense, net	111	103	331	303
Loss (income) in unconsolidated affiliates	1	(2)	1	(13)
Income from non-controlling interests	12	7	32	18
Deferred revenue purchasing accounting adjustments	3	3	8	6
Stock-based compensation	27	31	87	78
Other expense, net	5	36	23	27
Loss on extinguishment of debt	24	—	24	2
Restructuring and related charges	19	23	45	66
Acquisition related charges	18	12	37	38
Integration related costs	18	19	59	50
Adjusted EBITDA	$593	$561	$1,758	$1,641

Table 5
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Income Attributable to IQVIA Holdings Inc.	$57	$60	$175	$190
(Benefit from) provision for income taxes	(1)	(14)	48	29
Purchase accounting amortization (1)	226	216	676	651
Loss (income) in unconsolidated affiliates	1	(2)	1	(13)
Income from non-controlling interests	12	7	32	18
Deferred revenue purchasing accounting adjustments	3	3	8	6
Stock-based compensation	27	31	87	78
Other expense, net	5	36	23	27
Loss on extinguishment of debt	24	—	24	2
Royalty hedge gain (loss)	—	3	6	(2)
Restructuring and related charges	19	23	45	66
Acquisition related charges	18	12	37	38
Integration related costs	18	19	59	50
Adjusted Pre Tax Income	$409	$394	$1,221	$1,140
Adjusted tax expense	(77)	(91)	(250)	(266)
Income from non-controlling interests	(12)	(7)	(32)	(18)
Minority interest effect in non-GAAP adjustments (2)	(2)	(2)	(6)	(7)
Adjusted Net Income	$318	$294	$933	$849

Adjusted earnings per share attributable to common stockholders:
Basic	$1.63	$1.45	$4.76	$4.14
Diluted	$1.60	$1.42	$4.65	$4.05
Weighted-average common shares outstanding:
Basic	194.5	202.3	195.9	205.2
Diluted	199.0	206.8	200.5	209.6

(1) Reflects all the amortization of acquired intangible assets.
(2) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF SEPTEMBER 30, 2019
(in millions)
(preliminary and unaudited)

Gross Debt, net of Original Issue Discount, as of September 30, 2019	$11,542
Net Debt as of September 30, 2019	$10,679
Adjusted EBITDA for the twelve months ended September 30, 2019	$2,341
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.9x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.6x

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Contacts

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732